SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
(X)  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                    PHYSICIANS HEALTHCARE PLAN OF NEW JERSEY
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                            HMO Blue Welcomes PHPNJ





                                                                        HMO Blue

--------------------------------------------------------------------------------
Physician HealthCare Plan of New Jersey

REASONS FOR SEEKING A STRATEGIC PARTNER

o Not feasible for the Company to gain a viable position in the marketplace given its capital base and infrastructure.

o Not feasible to raise the significant amounts of capital required to enable the Company to compete effectively with the major industry leaders operating in the state.

o In March 1997, the Board authorized a Due Diligence Committee to work with independent advisors and counsel to evaluate strategic proposals and made a recommendation to the Board.

o        Four diverse proposals were received

                  o Five additional parties requested information but did not submit an offer

                  o One additional party submitted an unsolicited, non-binding proposal after the HMO Blue proposal was accepted.

                                                                         Slide 1
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Physician HealthCare Plan of New Jersey

SUMMARY OF THE PROPOSED TRANSACTION

o HMO Blue to purchase PHPNJ's group contracts and provider agreements for a cash purchase price equal to the greater of $1,000,000 or $300 per HMO member at closing (For example, based upon 6,474 members as of 9/30/97, the purchase price would be $1,942,200).

o PHPNJ remains liable for a period of 12 months following closing for any obligations arising under the contracts before closing (IBNR).

o        Thereafter PHPNJ will surrender its certificate of authority.

o For a period of five years following surrender of the COA, the Company and its affiliates will not use the PHPNJ trade name or service mark.

                                                                         Slide 2
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Physician HealthCare Plan of New Jersey

SUMMARY OF THE PROPOSED TRANSACTION (CONT'D)

o PHPNJ physicians will gain significant representation on various committees and boards of the purchaser:

                  o Two physicians to be appointed to BCBSNJ's Medical Policy
                    Committee

                  o One physician to be appointed to BCBSNJ's Professional
                    Advisory Committee

                  o Two physicians to be appointed to HMO Blue's Quality
                    Improvement Committee

                  o Two physicians to be appointed to Quality Improvement
                    subcommittees on Clinical Issues, Credentialing and Governance/Appeals

                  o Two physicians to be appointed to HMO Blue's Panel of
                    Independent Medical Examiners for each specialty ([140] appointees)

                  o PHPNJ will present a slate of three candidates from which one will be appointed to the Board of HMO Blue's parent

o As of July 1, 1997, HMO Blue provides administrative and management services to PHPNJ at a rate of $15.00 PMPM providing significant reduction of management fee expense to PHPNJ, thereby preserving cash.

                                                                         Slide 3
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Physician HealthCare Plan of New Jersey

CONCLUSION

o Proposal accepted by PHPNJ Board and being submitted to shareholders for vote addresses the following objectives initially established by PHPNJ's due diligence committee:

                  o Continuing role of physicians in direction of care

                  o Preserving value for shareholders to the extent possible

                  o Continuity of care for existing subscribers

                  o Partner with experience and sizeable resources

o        Process

                  o Proxy materials mailed to shareholders on November 10, 1997

                  o Shareholder meeting scheduled for December 9, 1997 for
                    approval of proposal

                  o Assuming approval by shareholders and state regulators,
                    closing anticipated by year-end

                                                                         Slide 4
--------------------------------------------------------------------------------

                            INTRODUCTION TO HMO BLUE

        o BCBSNJ is the Leading Health Insurer in the State of New Jersey

        o Strong Capital Base

        o Significant HMO Enrollment

        o Diversified Product Line

        o Marketing Resources

        o Strong Contracting Experience and Market Clout

        o Reaching Out to Physicians for Input and Participation

                                                                         Slide 5

                           HMO BLUE'S NEW LEADERSHIP

                  o Christy Bell, President and COO

                  o Donna Celestini, Executive Vice President

                  o Dr. Lawrence Baker, Chief Medical Officer


                                                                         Slide 6

                           HMO BLUE MISSION STATEMENT

--------------------------------------------------------------------------------

                          Improve the health status of
                         members by providing access to
                        quality care and quality service
                           in a cost effective manner

--------------------------------------------------------------------------------


                                                                         Slide 7

                           HMO BLUE VISION STATEMENT


                 To be the Managed Care Organization of Choice

                 To be the Choice of:

                   Members

                            Providers

                                       Payers

                                                Employees

                                                                         Slide 8

                              HOW WILL WE ACHIEVE
                                  OUR VISION?

--------------------------------------------------------------------------------

                         By listening and responding to
                          our customers, by providing
                          quality service, and through
                         strong provider "partnerships"

--------------------------------------------------------------------------------


                                                                         Slide 9

                                    OUR GOAL

--------------------------------------------------------------------------------

                              Physician directed,
                            market driven healthcare

--------------------------------------------------------------------------------


                                                                        Slide 10

                             GROWTH OF MANAGED CARE

                                     BCBSNJ


                     [Graph appears here--see values below]


                                  1994            1997
                                  ----            ----
                       PPO      239,972         311,657
                       POS       76,300         254,607
                       HMO      121,558         255,372
                       TOTAL    437,830         821,636

                                                                        Slide 11

                         TOTAL MANAGED CARE ENROLLMENT
                       IN NEW JERSEY AS OF 2nd QTR. 1997



                   [Pie Chart appears here--See values below]



                          CIGNA                  3.0%
                          PruCare*               4.1%
                          Ameri Health           4.2%
                          Aetna                  4.4%
                          First Option           7.7%
                          HIP                    7.8%
                          Other                  8.5%
                          Oxford                 9.8%
                          HMO Blue              21.8%
                          US Healthcare         28.7%

                       Total Enrollment  2,523,483
                       *Estimated

                                                                        Slide 12

                            MEDICAID HMO ENROLLMENT
                               AS OF AUGUST 1997


                   [Pie Chart appears here--See values below]


                          Liberty                3.7%
                          First Option           5.4%
                          Other                  5.9%
                          AmeriHealth            6.1%
                          HIP                    6.3%
                          Mgd Hlth Svc           8.4%
                          AmPreferred            9.7%
                          Oxford                12.3%
                          US Healthcare         16.1%
                          MHPNJ                 26.1%

                       Total Medicaid Enrollment  383,193

                                                                        Slide 13

                            MEDICARE HMO ENROLLMENT
                               AS OF AUGUST 1997


                   [Pie Chart appears here--See values below]



                          Other                  0.8%
                          AmeriHealth            7.1%
                          Aetna                  8.4%
                          HIP                    8.4%
                          First Option           8.9%
                          HMO Blue              10.3%
                          Oxford                14.5%
                          US Healthcare         41.6%

                       Total Medicare Enrollment   133,681

                                                                        Slide 14

                               THE NEW DIRECTION

                         o Physician "Partnerships"
                         o Hassle-free Managed Care
                         o World Class Customer Service
                         o State of the Art Utilization
                           Management
                         o Disease Management
                         o Improving Health Status of our
                           Members
                         o Network Strategy

                                                                        Slide 15

                                 DEPARTMENT OF
                                MEDICAL AFFAIRS

                         o Enhanced Medical Leadership
                         o "Doc to Doc" Communications
                         o Regional Presence
                         o Re-engineered Utilization
                           Management

                                                                        Slide 16

                          PHYSICIAN-RELATED INITIATIVES

                        o Provider Relations Enhancements
                        o Fee for Service vs. Capitation
                          Changes
                        o Increase in Billables under
                          Capitated Arrangements
                        o Provider/Physician Data
                        o Physician Risk Sharing
                        o Enhanced Physician Incentive
                          Programs

                                                                        Slide 17

                               PHPNJ PARTICIPATION

                      o Medigroup, Inc. Board of Directors
                        (HMO Blue)
                      o Professional Advisory Committee
                        (BCBSNJ)
                      o Medical Policy Committee (BCBSNJ)
                      o HMO Blue Subcommittees
                        -- Quality Improvement
                        -- Clinical Issues
                        -- Credentialing
                      o IME Panels

                                                                        Slide 18

                           MANAGED CARE SUBCOMMITTEE
                            ORGANIZATIONAL STRUCTURE

                             ----------------------
                             |   MEDIGROUP, INC.  |
                             | BOARD OF DIRECTORS |
                             ----------------------
                                        |
                                        |
                             ----------------------
                             |    MEDIGROUP OF    |
                             |  NEW JERSEY, INC.  |
                             | BOARD OF DIRECTORS |
                             ----------------------
                                        |
                                        |
                             ----------------------
                             |  QUALITY COMMITTEE |
                             | OF THE MEDIGROUP OF|
                             |  NEW JERSEY, INC.  |
                             |        BOARD       |
                             ----------------------
                                        |
                                        |
                             ----------------------
                             | QUALITY IMPROVEMENT|
                             |      COMMITTEE     |
                             ----------------------
                                        |
                ---------------------   |   -----------------------
                |   CREDENTIALS     |   |   |   CLINICAL ISSUES   |
                |   SUBCOMMITTEE    |-------|     SUBCOMMITTEE    |
                ---------------------   |   -----------------------
                                        |
                                        |
                ---------------------   |   -----------------------
                | DELEGATE OVERSIGHT|   |   |   SERVICES QUALITY  |
                |   SUBCOMMITTEE    |-------|     SUBCOMMITTEE    |
                ---------------------   |   -----------------------
                                        |
                                        |
                ---------------------   |   -----------------------
                |  RISK MANAGEMENT  |   |   |   UTILIZATION MGMT. |
                |   SUBCOMMITTEE    |-------|     SUBCOMMITTEE    |
                ---------------------   |   -----------------------
                                        |
                                        |
                ---------------------   |
                |      APPEALS      |   |
                |     COMMITTEE     |----
                ---------------------

                                                                        Slide 19

                       PHPNJ PRESENTATION SCRIPT OUTLINE
--------------------------------------------------------------------------------


PLEASE ENSURE THAT ANSWERS TO QUESTIONS INCLUDE REFERRING THE STOCKHOLDER TO THE PROXY STATEMENT.

IF QUESTIONS ARE ASKED THAT ARE NOT ADDRESSED BELOW, PLEASE REFER THE STOCKHOLDER TO THE PROXY STATEMENT.

SLIDE NO. 1 - REASONS FOR SEEKING A STRATEGIC PARTNER

A representative of PHPNJ will describe the reasons for seeking a strategic partner, described on the slide.

QUESTIONS AND ANSWERS ABOUT THE SLIDE:

Q:       What resulted in the Company being unable to gain a viable position in the marketplace?

A:       As described in the proxy statement which you have received, the primary barrier to becoming a successful 100% physician owned and guided managed health care company was the lack of capital. Because the financial resources of the Company were, and remain, extremely limited in comparison to the much larger HMO's in the Company's marketplace, the Board of Directors determined that the Company could not afford to engage in a premium war with larger organizations in order to gain market share and contracts with large groups of members. As a result, the Company's access to the larger employer market, which represents a more stable insurable population, was severely restricted.

         The changing market conditions which negatively impacted the Company's operations resulted from the dominance, by 1996, of a very few managed care organizations in New Jersey. The large traditional insurance companies entered the HMO business, often through mergers with regional HMOs. These large managed care organizations were financially able to launch expensive, aggressive marketing campaigns for their HMO products, and to price the products more attractively than the smaller HMOs.

         Also, the Company's provider network had a heavy concentration of specialists, rather than primary care physicians ("PCPs"). In order to enhance competitive position, an HMO must be able to offer a broad PCP network to conveniently serve its target market.

Q:       Why was it not feasible for the Company to raise more capital?

A:       The very large amount of money that would have been needed to compete with major industry leaders could not be obtained readily from physicians in the state, and no major institutional investor would be interested in funding a small, struggling HMO.

Q:       What is the financial condition of the Company currently?

A:       Through the end of September, the end of the Company's third quarter, the Company had a year-to-date loss of $(5,306,236). The Company still exceeds its statutory minimum net worth requirement of $1,000,000, by over $2,800,000. We have taken steps, mentioned in the proxy statement, to reduce costs, such as entering into the separate management agreement with HMO Blue and terminating the management agreement with MGM. However, we have not been able to meet membership growth targets for the reasons described earlier, and we believe that our members have been utilizing a higher number or intensity of medical services than we anticipated when devising our premium structure. This has had a negative impact on our financial condition.

Q:       Why didn't I know about this before?

A:       Dr. Billotti has communicated with all stockholders from time to time and, in [April and June], sent letters to all stockholders regarding PHPNJ's competitive pressures and the plans for seeking strategic proposals.

Q:       What were the terms of the other three proposals that PHPNJ received?

A:       As described in the proxy statement, the Due Diligence Committee reviewed proposals from and attended presentations by:

(1) National Health Plan Plus, Inc., a development stage HMO, which proposed (a) to acquire 100% of PHPNJ's stock pursuant to a share exchange for an undetermined valuation, (b) to allow a stockholder to elect to receive a cash payment per share equal to book value plus 20% at the time of the closing and
(c) to allow a stockholder to put the shares back to the company 9-15 months after closing at original cost;

(2) NextStage Healthcare, Inc., a healthcare management services company, which proposed assuming the management of the Company without making a capital infusion; and

(3) Atlantic Health System, a group of hospitals, and New Jersey Health Resources, Inc., a practice management company, which proposed to acquire up to a 50% interest in the Company for a combination of cash and notes based upon an undetermined valuation and to leave in place PHPNJ's management contract with MGM.

Q:       How do those proposals differ from the proposed transaction with HMO
Blue?

A:       The share exchange proposed by National Health Plan Plus, Inc. (NHPP)
would have resulted in PHPNJ stockholders owning 24% of the merged entity if all stockholders elected to exchange their shares. However, this development stage company could not provide sufficient financial information, primarily because of its limited operating history, to permit PHPNJ's Board of Directors to analyze the valuation of the proposed share exchange transaction. However, the proposal would have provided the PHPNJ stockholders (assuming all exchanged their shares) with only a 24% ownership interest in an entity whose only operations would be those of PHPNJ. The Due Diligence Committee believed that this placed too high a value on the value added, if any, by NHPP. In addition, the Due Diligence Committee was unable to assure itself that this candidate would have funds available to provide the book value plus 20% cash payment to any PHPNJ stockholder who elected such payment in lieu of a share exchange or to honor the put option. At the time the Due Diligence Committee received this proposal, the book value of a share of PHPNJ common stock plus 20% was approximately $2,220. The actual value that would have been paid to a stockholder who elected the payment option would have been based on the book value per share as of the date of closing, plus 20%. If such proposal had been approved by PHPNJ, and if the transaction closed as of June 30, 1997, for example, the book value per share payable to a PHPNJ stockholder would have been approximately $1,140. This proposal could possibly have resulted in the payment to PHPNJ stockholders of an amount greater than the amount, if any, that they will receive upon the liquidation of PHPNJ after consummation of the proposed transaction with HMO Blue. However, in addition to uncertainty regarding certain financial aspects of this transaction, the Due Diligence Committee had significant concerns about the prior performance and practices of, and previous legal proceedings involving, certain members of the management of this candidate. The Due Diligence Committee believed that the possibility that stockholders could receive a larger payment was outweighed by the financial and other risks perceived by the Due Diligence Committee.

         The NextStage proposal did not involve any capital infusion into the Company or any payment which might enhance the amount of funds distributable to stockholders. The proposal suggested that the Company could realize a cost savings of approximately $100,000 - $150,000 per month as a result of lower management fees, but no cash was offered to apply against liabilities. NextStage did offer to arrange a $1,500,000 line of credit for PHPNJ, but the Due Diligence Committee did not believe PHPNJ should consider a transaction requiring debt service at this time, given PHPNJ's financial condition. The Due Diligence Committee viewed favorably the facts that this candidate has prior HMO marketing experience and relationships with insurance brokers, that PHPNJ shareholders would not cede control of their company by selling their shares, and that this candidate offered opportunities for a continued high level of physician involvement in corporate governance. On the other hand, the Due Diligence Committee was concerned that this proposed manager did not have its own management information systems, and that a management arrangement, without a cash infusion, could not improve substantially the Company's financial position, nor allow the Company to fund membership growth. The Due Diligence Committee believed that such an arrangement was not as advantageous as the HMO Blue proposal which offered both a reduction in management fees and a cash payment, in addition to significant HMO industry experience. A reduction in management fees alone would not have permitted the Company to pursue a course other than liquidation, and the amounts, if any, distributed to stockholders upon liquidation would not have been augmented by a cash infusion, as is the case with HMO Blue proposal.

         The Due Diligence Committee believed that the investment proposed by Atlantic Health System and New Jersey Health Resources, Inc. was not in the best interest of the stockholders because the candidates were unable to be specific about the value they would ascribe to PHPNJ, because the proposed investment (whatever the amount) involved notes rather than a permanent cash infusion, and because the candidate was unable to provide a definitive business plan for the Company. In addition, the Due Diligence Committee was concerned that the candidates lacked HMO administrative resources, making it less likely that the candidates could implement a successful strategy to reduce losses, particularly if the capital infusion made by the candidates was low. In contrast, BCBSNJ presented the Due Diligence Committee with a proposal for the way it would handle management of the Company's business, prior to assumption of its operations, in addition to making a definable cash payment to purchase the Company's operations.

Q:       What were the terms of the unsolicited, non-binding proposal that was submitted after the HMO Blue proposal was accepted?/Was the unsolicited proposal from QualCare?/ I received a letter from them stating that PHPNJ would be providing materials indicating why a deal with QualCare did not take place. What are those materials?

A:       As described in the proxy statement, on August 20, 1997, the Company received an unsolicited acquisition proposal from QualCare, Inc., a preferred provider organization located in New Jersey. The proposal was subject to QualCare conducting a due diligence investigation of the financial, operational, personnel, legal and regulatory records of PHPNJ. QualCare proposed a merger whereby each share of PHPNJ common stock would be exchanged for 10.5 shares of QualCare common stock, resulting in PHPNJ shareholders collectively owning approximately 13% of QualCare. Alternatively, QualCare proposed a reverse merger whereby QualCare shareholders would own approximately 86% of PHPNJ. QualCare deemed each share of PHPNJ to be worth $693 for purposes of its proposal, although no specific support for this valuation was included with QualCare's proposal. The Board noted, however, that QualCare proposed to reduce the exchange ratio on a dollar for dollar basis to the extent that PHPNJ's liquid assets at closing were not sufficient to cover all liabilities including claims incurred but not reported. Although the Board recognized that the equity consideration offered by QualCare had the potential to appreciate in value over time, the Board also recognized that such appreciation is speculative and could not be quantified at this time, and that, currently, there is not a public market for QualCare's securities. QualCare also proposed to provide management services for PHPNJ pending the closing of the merger. After consideration of the proposal at a meeting on September 11, 1997, PHPNJ's Board of Directors determined that further pursuing a transaction with QualCare would not be in the best interest of PHPNJ and its stockholders. This determination was based, in part, on the illiquidity of the consideration offered by QualCare, concerns about QualCare's lack of experience in HMO management, and, significantly, the likely adverse consequences to PHPNJ and its shareholders if PHPNJ abandoned the proposed transaction with HMO Blue and attempted to negotiate and close a transaction with QualCare. Such consequences would include the (i) termination of the Management Services Agreement with HMO Blue and the increased costs associated with the second management transition in one year, (ii) the increased transaction costs for PHPNJ associated with negotiating a second substantial transaction, and (iii) the possibility that PHPNJ would not have the capital to cover operating losses during the period of time that would be required to negotiate, obtain regulatory approval for, and close a transaction with QualCare.

         The proxy statement is the document that QualCare must have been referring to, and the reasons which I just stated for not pursuing a transaction with QualCare are included in the proxy statement.

Q:       Why HMO Blue/BCBSNJ?  What is their plan?

A:       You will next hear from HMO Blue representatives who will talk about
HMO Blue's mission and plans.

         As described in the proxy statement, the Due Diligence Committee believed that HMO Blue's proposal represented the best combination of financial strength, opportunity for continued physician involvement in managed care, and continued service to members and providers because of HMO Blue's experience in marketing and operating an HMO in the New Jersey market. The Due Diligence Committee viewed BCBSNJ as the leading health insurer in the State of New Jersey, with significant HMO enrollment, a diversified product line and strong contracting experience. In addition, the Due Diligence Committee concluded that a sale of the Company's contracts for a cash payment of no less than $1,000,000 would provide additional cash for the Company's use in satisfying pre-closing claims liabilities. The Due Diligence Committee also concluded that the engagement of HMO Blue to provide management services to the Company at a fee lower than that paid by the Company to its former manager would permit the Company to reduce the magnitude of financial losses currently being incurred by the Company and thus provide more cash available to satisfy pre-closing liabilities. The Due Diligence Committee believed that the reduction of financial losses also could preserve more cash for potential distribution to stockholders. The Due Diligence Committee gave strong consideration to the fact that representatives from PHPNJ's physician network would have up to 140 seats on HMO Blue's specialty panels, and a seat on other Due Diligence Committees and the board of directors of HMO Blue's parent company. In addition, because the Board of Directors believed that the Company could no longer maintain a viable position in its marketplace for the reasons described above, the Due Diligence Committee believed that the sale of the Company's operations was a strategic option in the best interest of the stockholders, rather than another type of strategic alliance which might provide lower management costs but no capital, or a limited amount of capital without substantive strategic expertise, or another less desirable alternative.

SLIDES NO. 2 AND NO. 3 - SUMMARY OF THE PROPOSED TRANSACTION

A representative of PHPNJ will describe the elements of the transaction between PHPNJ and HMO Blue, as outlined on the slide.

QUESTIONS AND ANSWERS ABOUT THE SLIDE:

Q:       How much is PHPNJ saving by using HMO Blue to provide management services rather than MGM?

A:       As stated in the proxy statement, the Company provided its financial advisors, Shattuck Hammond Partners, with data showing that the costs incurred by PHPNJ for the equivalent administration and management services to be provided by HMO Blue were $27.16 PMPM on an assumed member base of 6,000 (which is in line with average levels during May and June 1997).

         Based on assumed PHPNJ membership levels of 6,000, Shattuck Hammond calculated the monthly economic benefit to PHPNJ of the Management Fee Accommodation to be $72,960

($27.16-$15.00 x 6,000 members = $72,960). Shattuck Hammond assumed monthly savings of $70,000 multiplied by a range of 3-6 months during which the Management Services Agreement is expected to be in effect prior to closing. Hence, the range of economic benefit to PHPNJ of the Management Fee Accommodation is estimated at $210,000-420,000.

Q:       How will PHPNJ physicians be appointed to HMO Blue panels and related committees?

A:       Representatives will be identified by PHPNJ's board of directors with input from the PHPNJ physicians. Please let us know if you would be interested in serving.

SLIDE NO. 4 - CONCLUSION

A representative of PHPNJ will conclude this portion of the presentation by outlining the process to consummate the transaction.

QUESTIONS AND ANSWERS ABOUT THE SLIDE:

Q:       How much money will I get back from my initial $5,000 investment?  When will funds be distributed to stockholders?

A:       As described in the proxy statement, after the surrender of the
Certificate of Authority, it is expected that the Company will be dissolved and assets remaining, if any, after satisfaction of the Company's liabilities will be distributed to stockholders. AMOUNTS DISTRIBUTED IN RESPECT OF EACH OUTSTANDING SHARE OF THE COMPANY'S COMMON STOCK ARE EXPECTED TO BE SUBSTANTIALLY LOWER THAN THE PURCHASE PRICE PAID BY A STOCKHOLDER FOR SUCH SHARE. HOWEVER, THE COMPANY IS UNABLE TO ESTIMATE AT THIS TIME WHAT AMOUNTS, IF ANY, WOULD BE AVAILABLE FOR DISTRIBUTION. Dissolution would require additional stockholder action, and the affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon would be required to approve the dissolution.

Q:       What is the percentage stockholder vote required to approve the transaction with HMO Blue?

A:       A quorum of 10% of the total number of stockholders must vote by proxy or in person in order for the stockholders' meeting to be valid. A majority of the votes by proxy or in person, assuming we have a quorum, is required for approval of the transaction.

Q:       When is the stockholders' meeting?  Where will it be held?

A:       The meeting will be on Tuesday, December 11, 1997 at 6:30, at the Hyatt
Regency in New Brunswick.  The address is in the proxy materials.

Q:       Do I have to attend the stockholders' meeting to vote?

A:       No.  You can vote by proxy.

Q:       How do I vote by proxy?  When do I have to return the proxy?  To whom do I return it?

A:       You vote by proxy by marking the proxy form that was sent to you with the proxy materials, signing it, and returning it in the stamped, addressed envelope that was included in you package. YOU MUST RETURN THE PROXY SO THAT IT IS RECEIVED BEFORE THE STOCKHOLDERS MEETING. THEREFORE, YOU SHOULD MAKE SURE IT IS RETURNED BY DECEMBER 8, 1997. If you have lost the return envelope, or any portion of the proxy materials, please call Karen Brayer at 800-422-5611 to obtain a duplicate copy.

Q:       What if I forget to mark my vote on my proxy?

A:       Proxies which are signed by not marked will be voted for the transaction.

Q:       What if I forget to sign my proxy?

A:       It will be returned to you for signature.

Q:       What will happen if the transaction is not approved?

A:       It is unlikely that PHPNJ will be able to stay in business, and the company will likely be dissolved as soon as applicable approvals can be obtained. In such an event, it is impossible to estimate whether stockholders would receive any distribution but they most certainly would not receive a total recovery of their initial investment.

SLIDE 5
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    o PHPNJ representative will present reasons for considering BCBSNJ/HMO Blue, a major health insurer in New Jersey, as an entity to align with. The reasons are bulleted on the slide.


SLIDE 6
-------

    o PHPNJ representative will introduce HMO Blue Leadership (if present):

    Christy Bell       o Senior Vice President, Health Industry Services, BCBSNJ
                       o President, HMO Blue - responsible for Provider
                         Contracting, Public Relations, Medical Management and HMO Subsidiaries

                       o Twenty-five years managed care experience - previously
                         serving as Executive Director of Humana Medical Plan in South Florida and as Executive Director for Fallon Community Health Plan in Massachusetts.

    Donna Celestini    o Vice President of Managed Care, BCBSNJ
                       o Executive Vice President, HMO Blue

                       o Twenty plus years BCBSNJ experience in Financial,
                         Contracting, and Underwriting functions. Five years experience in HMO Blue, with accountability for Administration, Special Programs, Integrated Delivery, Finance and Operations.

    Dr. Lawrence Baker o Chief Medical Officer, HMO Blue

                       o Twenty years managed care experience - previously
                         serving as Chief Medical Officer and Senior Vice President for Merck-Medco Managed Care and as Senior Vice President for Medical Affairs at Tufts Associated Health Plans in Massachusetts.

SLIDES 7, 8, 9, and 10
----------------------

    o HMO Blue Representatives will review HMO Blue's Mission, Vision and Goals

    o Describe How we Get Input from Members and Providers
      -- Committees, surveys, forums, telephone and written communications

    o Describe How we Achieve our Goals
      -- TQM principles
      -- Provider "partnerships"

    o Describe What "Physician Directed, Market Driven Healthcare" Means -- We have to provide what our customers want in a way that allows physicians to provide healthcare services without unnecessary interventions


SLIDES 11, 12, 13 and 14
------------------------

    o HMO Blue Representatives will describe BCBSNJ's managed care growth and marketshare


SLIDE 15
--------

    o HMO Blue Representatives will describe current HMO Blue initiatives

    o Physician "Partnerships"
      -- Innovative changes in incentive programs and risk-sharing opportunities -- More provider input into development of policies and procedures

    o Hassle-Free Managed Care
      -- Direct access to OB/GYN's
      -- Improved referral process
      -- Specialists as PCP's for chronic cases
      -- 24 hour medical director availability
      -- Reduced pre-authorization requirements
      -- 24 hour nurse line
      -- Expanded network

    o World Class Customer Service
      -- Extended telephone service hours
      -- Efficient claims processing
      -- Streamlined processing of emergency room claims
      -- Provider directory on-line
      -- Service quality initiatives

    o State of the Art Utilization Management
      -- Regional presence
      -- Collaborative medical management

    o Disease Management
      -- Current status

    o Improving Health Status of our Members
      -- HEDIS results
      -- New programs

    o HMO Blue representative will describe the plans for development of new products and network strategies.


SLIDE 16
--------

    o HMO Blue Representative will review Department of Medical Affairs

    o Enhanced Medical Leadership
      -- Regional medical directors
      -- Current staff of medical directors

    o "Doc to Doc" Communication
      -- Availability of medical leadership to participating providers

    o Regional Presence
      -- Plans for expansion

    o Re-engineered Utilization Management
      -- Hospital relationships
      -- Streamlined procedures
      -- Changes in contracting
      -- One face to providers
      -- On-site concurrent review nurses

SLIDE 17
--------

    o HMO Blue Representative will describe Physician-Related Initiatives.

    o Provider Relations Enhancements
      -- Regional presence
      -- More reps in field

    o Fee for Service vs. Capitation Changes
      -- Fee for service up to panel sizes of 250

    o Increase in Billables under Capitated Arrangements
      -- HMO Blue will allow physicians under capitation to bill for services that traditionally have been covered under capitation

    o Provider Data
      -- HMO Blue will provide individual provider reports that will show their results vs. their peers

    o Provider Risk Sharing
      -- HMO Blue will describe plans for risk sharing arrangements with provider groups

    o Enhanced Provider Incentive Programs
      -- HMO Blue will describe the changes planned for 1998 in its current physician incentive programs


SLIDE 18
--------

    o HMO Blue Representative will describe the PHPNJ participation on BCBSNJ/HMO Blue committees and panels which are responsible for development of programs, policies and procedures


SLIDE 19
--------

    o HMO Blue Representative will describe HMO Blue's committees structure and committee responsibility